Exhibit 21.1

CORPORATE STRUCTURE AS OF 08.07.03

Aviall, Inc. [Delaware]

Aviall Services, Inc. [Delaware]

Aviall Product Repair Services, Inc. [Delaware]

Aviall (UK) Limited [England]

Aviall Pte Ltd [Singapore]

Aviall Foreign Sales Corporation [Barbados]

Aviall Asia Limited [Hong Kong]

Aviall Airstocks Limited [Hong Kong]

Aviall (Canada) Ltd. [Ontario]

Aviall de Mexico, S.A. de C.V. [Mexico]

Aviall S.A.R.L. [France]

Aviall Australia Pty Ltd [Australia]

Aviall New Zealand Limited [New Zealand]

Aviall Japan Limited [Delaware]

Inventory Locator Service, LLC [Delaware]

Inventory Locator Service-UK, Inc. [Delaware]

NOTE: Aviall Services, Inc. is the beneficial owner of one-third of the outstanding shares of common stock of The HFS Group, Inc. [Delaware], a joint venture company.